UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 23, 2023

Cadrenal Therapeutics, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-41596	88-0860746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

822 A1A North, Suite 306

Ponte Vedra, Florida 32082

(Address of principal executive offices and zip code)

(904) 300-0701

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CVKD	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2023, the Board of Directors (the “Board”) of Cadrenal Therapeutics, Inc. (the “Company”) increased the size of the Board from four directors to five directors and appointed Robert Lisicki to serve as a Class II director of the Company to hold office until the first annual meeting of stockholders held in 2024, at which time his term of office shall expire and a Class II director shall be elected for a full term of three years, or until his re-election or earlier resignation or removal. Mr. Lisicki was also appointed to serve as a member of the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board.

Mr. Lisicki, age 56, currently serves as an independent consultant and advisor to both public and private pharmaceutical and biotechnology companies. From October 2022 until March 2023, he served as the Chief Executive Officer and board member of InCarda Therapeutics, Inc., a privately held clinical stage biopharmaceutical company focused on cardiovascular diseases. Previously, he served as Executive Vice President and Chief Commercial Officer of Arena Pharmaceuticals (“Arena”) from November 2018 until March 2022, when Arena was acquired by Pfizer, Inc. Prior to joining Arena, Mr. Lisicki served as General Manager, Vice President Cardio-Metabolic and Inflammation at Regeneron Pharmaceuticals, Inc. from June 2018 to November 2018, leading the Company’s U.S.-based cardiovascular and inflammation business, and Senior Vice President of Sales and Marketing and Chief Customer Officer at Daiichi Sankyo, Inc. from August 2014 until February 2018, with responsibility for the company’s U.S.-based cardiovascular and oncology therapeutics. Mr. Lisicki also held several management positions at Amgen Inc. between 2005 and 2014, including Vice President and General Manager, responsible for a 700+ person sales force in the U.S. His U.S. leadership experiences included such market shaping products Enbrel and Prolia. During his tenure he also covered several ex-U.S. regions, and worked as an International Franchise Lead running the development and international strategies and business plans across Amgen’s portfolio including Nephrology, Cardiology, Bone and Oncology. Mr. Lisicki held various sales and marketing positions at Johnson & Johnson Corporation. Mr. Lisicki brings over 25 years of experience in biopharmaceutical management, sales and marketing to the Company. Mr. Lisicki holds a Bachelor of Science degree in Finance and Business Administration from the State University of New York at Albany.

Mr. Lisicki will receive the standard compensation available to the Company’s current non-employee directors, which for the fiscal year ended December 31, 2023 is an annual fee of $35,000 for serving on the Board. The Board also granted Mr. Lisicki 75,000 stock options to purchase shares of the Corporation’s common stock, which shall vest 1/3 on August 1, 2024 and thereafter monthly pro rata over 24 months and for committee service, subject to his continued service as a director through such date.

There are no family relationships between Mr. Lisicki and any of the Company’s directors or executive officers, nor does Mr. Lisicki have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Other than as described above, there were no arrangements or understandings by which Mr. Lisicki was appointed as a member of the Board.

Item 8.01. Other Events.

On July 24, 2023, the Company issued a press release announcing the appointment of Robert Lisicki to the Board. The press release issued in connection with this announcement is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of Cadrenal Therapeutics, Inc. dated July 24, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2023	CADRENAL THERAPEUTICS, INC.

	By:	/s/ Quang Pham
	Name:	Quang Pham
	Title:	Chairman and Chief Executive Officer

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